Statement of Work

This Statement of Work ("SOW") is entered into pursuant to that certain Master Services Agreement (the "Agreement") entered into commence on the date that the Agreement is duly executed (the "Effective Date") between InSitu Biologics, ("Client") and RTC Marketing Agency ("Consultant"). Client and Consultant are hereinafter sometimes collectively referred to as the "Parties".

Client's objectives for the Campaign are as follows:

- Raise $10M from target accredited and unaccredited investors.
- Build brand awareness for the Client's company through strategic digital and traditional press coverage tactics
- Generate an audience of brand advocates that can be carried beyond the Campaign.

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InSitu Biologics

Campaign Summary:

Client intends to raise $10M under Regulation A+ through the means of launching a digital marketing campaign on a 3rd party website platform. The completion of the following marketing initiatives will lend itself to a successful Regulation A+ marketing campaign:

1. Establish brand creative
2. Creation of a clear and compelling message
3. Effective distribution of the message through a combination of traditional PR and digital marketing (paid and unpaid)

Project Scope:

The following activities are included within the scope of the project:

Phase I: Setup

Creative & Development

- Kick-off call with 3rd party video design & design production team
- Creation of branding material that includes video, high-quality imagery & creative assets, and written copy
- Design and develop new website
- Setup social media platforms (Facebook, LinkedIn, and Twitter)

Deliverables:

- New Website
- Regulation A+ Video
- Creative Assets for Marketing
- Social Media Presence

Phase II: Brand Narrative

Research & Planning

- Kick-off call with Client's executive team & Consultant's marketing team
- Integrate brand, marketing, and narrative across marketing channels
- Create and organize cloud repository (Google Docs folder) to serve as a dashboard for project collaboration
- Finalize marketing strategy

Deliverables:

- Team Repository: Media Kit & Brand Assets
- Brand Narrative & Marketing Strategy

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Phase III: Marketing Strategy

Strategy Development

- Digital PR Research & Execution Plan (setup)
  - Design a strategy to target social media influencers ("Influencers")
  - Identify and prioritize Influencers based on reach, relevance and readership
  - Follow-up with Influencers to ensure content is published to market Campaign
  - Identify influential 3rd party media content publishers & authors
  - Reach out regarding media press opportunities in the form of articles, interviews, press releases, and more
- Paid Media (setup)
  - Determine paid media channels for media buying (Facebook, Instagram, Twitter, LinkedIn, Google Search, Google Remarketing, Google Display, Outbrain, and Native Advertising)
  - Gather creative, content, and messaging assets for ads
  - Setup campaigns, target audience, and tracking pixels for conversion and performance tracking
- Traditional PR (setup)
  - Determine target press outlets
  - Create and syndicate press release(s)
  - Identify traditional PR outlets for media coverage
  - Leverage partnerships with media outlets & private financial firms
- Implement Google Analytics, Google Tag Manager, and associated goal conversion tracking

Deliverables:

- Review & Finalize All Marketing Channels

Phase IV: Marketing Execution

- **Marketing Execution**
  - Execution of integrated digital & traditional promotion strategy
  - Manage editorial calendar
  - Ongoing paid media optimization
  - Weekly campaign status reports includes:
    - Traffic and ROI analysis
    - Press summary
    - Milestone progression
    - Media optimizations & campaign report

Deliverables:

- Weekly campaign status
- Weekly media buying optimizations & analysis

Project Schedule

The chart below represents a high-level timeline covering the duration of the campaign. The timeline may change based on campaign kick-off, delays in project, and other unforeseen circumstances. This timeline will be revised and updated on a monthly basis.



Key Assumptions:

1. Client will share login credentials to all online channels.
2. Client acknowledges that any bugs, downtime, or other unforeseen technical issues will delay project.
3. Client will manage all communications with investors or regarding any investment in the Company.
4. Client shall be the party making all statements that promote or describe any securities.
5. Consultant will manage Client's digital media buying which may include Facebook, Twitter, Instagram, Influencer Program, Native and Programmatic, and other paid media outlets.
6. Client is responsible for any outside fees associated with the performance of the Campaign.
7. Client acknowledges that Consultant is only providing resources outlined below in Project Staffing section. Any additional resources requested/required by Client will be procured at Client's discretion, cost and risk.
8. The fees for services described in this proposal are based on the current scope. If the scope of work changes, a change order(s) will be issued to account for such price changes.

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Project Fee:

Total Investment 12-month timeframe

Phase I-II:

- Creative Assets
- Regulation A+ Video
- New Website
- Regulation A+ Page
- Social Media Presence
- Team Repository: Media Kit & Brand Assets
- Brand Narrative & Marketing Strategy

Investment: $52,500

Phase III-IV:

- Pre-Launch Setup
- Review & Finalize All Marketing Channels
- Campaign Launch
- Weekly campaign status
- Weekly media buying optimizations & analysis

Investment: $597,000 - $694,000 (5-7% of a $10M raise)

Payment Terms:

Phase I-IV:

Monthly payment due on the 19th of each month. Adspend may vary month to month or deferred from one month to another. The exact amount of Adspend may vary 10-15% +/-.

Management	$14,000	$27,000	$27,500	$15,000	$15,000	$25,000	$25,000	$25,000	$12,500	$7,500	$12,500	$6,500	$6,500	$5,000	$2,500
Paid Media Management	$0	$0	$1,000	$3,000	$4,500	$7,000	$10,000	$12,000	$3,000	$1,000	$6,000	$4,500	$4,500	$3,000	$3,000
Paid Media*	$0	$0	$5,000	$20,000	$22,500	$45,000	$60,000	$65,000	$30,000	$10,000	$40,000	$30,000	$30,000	$20,000	$20,000
Total	$14,000	$27,000	$33,500	$38,000	$42,000	$77,000	$95,000	$102,000	$45,500	$18,500	$58,500	$41,000	$41,000	$28,000	$25,500
% of Marketing (IV)	n/a	1%	5%	5%	6%	11%	14%	19%	7%	3%	8%	6%	6%	4%	4%

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The parties hereto agree as follows:

1. **Marketing Services.** Client hereby retains RTC to render services to client in accordance with the Project, as set forth in **Project Scope**, the terms of which are incorporated by reference as though fully set forth herein.

2. **Terms and Termination**. This Agreement shall commence on the date that the Agreement is duly executed and shall terminate upon the earlier to occur of: (a) the date which is six (14) months following the date on which all work has ceased under any Statement of Work or (b) either Party giving written notice of termination of this Agreement at any time during which no Statement of Work is in effect (either of the foregoing, a "Termination").

3. **Acceptance of Services and Deliverables.** If Client is dissatisfied with or objects to any service or deliverable under this Agreement, including without limitation for any purported failure to conform to any specifications set forth in any Statement of Work, then Client must notify Consultant of such dissatisfaction or objection, in a detailed writing, within ten business days after performance or receipt of the service or deliverable at issue. If Client does not timely provide any such notice, Client shall be deemed to have forever waived any objection or dispute with respect to the service or deliverable at issue. If Client does timely provide any such notice, Consultant will use commercially reasonable efforts to cure any unsatisfactory elements or alleged defects within ten (10) business days after receipt of the notice. Any attempt by Client to withhold payment because of a disputed service or deliverable without first giving Consultant ten (10) business days to cure the alleged defect will constitute a material breach of this Agreement.

4. **Subcontracting; Right to Subcontract.** Client agrees that RTC may, in its sole discretion, contract for the services of independent programmers, consultants or other individuals to perform its obligations hereunder to enable RTC to timely achieve its performance requirements under this Agreement. Notwithstanding the foregoing, in the event that RTC contracts for the services of independent programmers, consultants or other individuals to perform its obligations hereunder, it shall undertake reasonable efforts to ensure the continued confidentiality of Client's Intellectual Property.

5. **Billings & Other Miscellaneous Expenses**.

A. **Payment for Services: Online Marketing Services**. Payment for RTC services to be rendered with respect to this Project shall be due and payable as follows unless otherwise agreed to in writing by and between RTC and Client.

1) One hundred percent ($14,000) of the ongoing monthly Project Fee shall become due and payable on or before the agreement date.

2) The monthly Project Fee management fees must be paid by the 19th of each month excluding the paid media or also known as Adspend budget. Client understands that the

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Adspend expenditure may reach a maximum of $397,500 throughout the lifetime of this Agreement but the monthly breakdown of actual spend will vary. Each month the Parties will have a written email stating the agreed upon Adspend for the upcoming month.

3) Client understands and agrees that because RTC Marketing must incur expenditures on behalf of Client that work for Client will only continue while Client has prepaid. In the event that Client causes RTC to stop work, there will be additional expense incurred by starting work again when payment is received. Additional costs to Client will result from such stop/start.

B. Expenses. Expenses incurred in regular transaction of business, such as the cost of standard postage and fax transmissions are included in the Project Fee. The cost of postage for overnight or mass direct mailings, delivery services, airfare and travel expenses outside of San Diego are not included in the Project Fee and are the responsibility of the Client and will be billed at the end of the month in which they are incurred, and must be paid within ten (10) days of the billing date.

6. Obligations of Client.

A. In order to initiate the program, Client must provide RTC with a fully executed copy of this Agreement together with the first payment due hereunder.

B. The Client will be responsible for approving all plans and site changes with regard to marketing efforts and website revisions.

7. Warranties of RTC and Limitations Of Liability.

C. During the Term of this Agreement, RTC agrees to use commercially reasonable efforts to correct any non-conformity of which the Client notifies RTC in writing during the term of the Agreement. RTC reserves the right to edit, modify, enhance and in other ways alter the services and/or products agreed to, in order to comply with federal, state or local laws.

D. LIMITATION OF LIABILITY. EXCEPT FOR A PARTY'S BREACH OF SECTION 3 OR CLIENT'S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS BASED UPON ANY CONTRACT, TORT, BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY.

(1) EXCEPT FOR A PARTY'S BREACH OF SECTION 3 OR CLIENT'S INDEMNIFICATION

OBLIGATIONS, THE TOTAL LIABILITY OF EITHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WILL NOT EXCEED, IN THE AGGREGATE, THE FEES PAID TO MSC. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL FINANCING OF ANY LIMITED REMEDY.

8. <u>Representations and Warranties of the Parties</u>

A. Parties represents and warrants to each other as follows:

(1) Parties shall not during the Term of this Agreement engage in the marketing, promotion or publication of illicit material, including but not limited to, sexually explicit material or content, material or content related to the promotion of illegal arms, drugs, terrorist or any other illegal activity or engaging in any SPAM activities.

(2) Each Party has the right and full authority to enter into this Agreement and by each Parties execution of this Agreement, represents and warrants that no further approvals are necessary in order to bind each Party by the terms of this Agreement, except to the extent that should the SEC Filing to sell shares under the RegA+ rules not be cleared by the SEC or pursuit of the SEC filing is not pursued by the Company based on responses from the SEC, then the Company shall not be liable for any expenses / charges / fees past the Phase 2 costs of this Agreement.

(3) Client's and RTC's use of the URL/FTP information or written copy supplied each Party to RTC in performance of this Agreement does not and will not violate, contravene, or constitute a breach of any other contract Client may have with regard to use of URL/FTP information provided by Client to RTC.

B. Client further warrants that Client's and RTC's use of the URL/FTP information or written copy, supplied by Client to RTC, in performance of this Agreement does not, and will not, contravene or constitute a violation of any State or Federal, trademark, copyright or patent laws and any State or Federal, securities, tax or banking laws. The foregoing representations and warranties of Client shall survive the expiration or termination of this Agreement.

9. <u>Indemnification</u>. Client agrees to indemnify and hold harmless RTC and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling RTC or any of its affiliates (collectively, "Indemnified Persons"), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding in respect thereof), as incurred, related to or arising out of or in connection with RTC services (whether occurring before, at or after the date hereof) under the Agreement, the Financing or any proposed Financing contemplated by the Agreement or any Indemnified Person's role in connection therewith ("Losses"), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by RTC to the extent such Losses are determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from RTC's gross negligence or willful misconduct.

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10. **Termination of Contract By RTC in Event of Client Breach.** RTC may terminate this Agreement in any of the following events:

A. Client fails to pay the Project Fee or for Outsourcing Services or Change Orders in accordance with the terms of this Agreement and fails to cure such breach within ten (10) days after written notice of such breach.

B. RTC determines that Client has breached any of Client's representations and warranties.

C. Client files or has filed against it, any petition for relief under any Federal or State bankruptcy or insolvency laws.

11. **Intellectual Property Rights Assignment.** Any and all copywriting, flash animation, graphics, HTML layouts, animated gifs, navigational icons (excluding images which may be commissioned at Client request to illustrator or photographer) completed by RTC for the Client's Website will be the sole property of the Client.

12. **Trademarks, Trade Names, Confidentiality & Other Intellectual Property.**

A. No provision of this Agreement shall be interpreted to allow Client or RTC the right to copy or use trade names and/or trademarks established by either party, for any purpose other than in accordance with the terms and conditions of this Agreement relating to either party's limited rights with respect to the services and/or products provided herein. RTC shall at all times use reasonable efforts to protect Client's intellectual property.

B. Nothing contained herein shall be construed to grant in any right, title or interest in or to any of Client's intellectual property to RTC.

C. **Confidentiality.** During the term of the Agreement and for one (1) years afterward, Client and RTC will use reasonable care to prevent the unauthorized use or dissemination of each other's Confidential Information. Reasonable care means constant and active protective measures of at least the same degree of care each party uses to protect its own confidential information from unauthorized disclosure. Employees of Client that learn of RTC's proprietary methodologies, procedures, and any other of RTC's Confidential Information shall not use it for other than Client's benefit at any time. For purposes of this Agreement, "Confidential Information" shall mean any information or material that is proprietary to Client or RTC or designated as Confidential Information by Client or RTC and not generally known by other than Client and RTC personnel, including but not limited to all confidential and proprietary information relating to the business of Client or RTC, and includes (but is not limited to) information encompassed in all descriptions, business plans, software, internet designs, products, test data, other data, reports, recommendations, other plans, or proposals. The term Confidential Information includes information in both oral and written form, or contained in any other type of storage medium. Information relating to Client or RTC staff and consultants, employees, customers, vendors, research and development, software, or marketing plans is also considered Confidential

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Information.

13. **Return of Client Materials Upon Expiration of Term**. If requested by Client, RTC upon completion of the Project will return to the Client all materials and products of the Client that are in its possession and other tangible results of RTC's work for the Client during the Project.

14. **Relationship & Taxes**.

A. RTC is an independent contractor. RTC and Client are not and shall not be considered joint ventures or partners of the other and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Any representation to the contrary by either party shall constitute a material breach of this Agreement.

B. Client shall be solely responsible for any sales, use, excise, property or other tax, tariff, duty or assessment arising out of or related to of the transactions covered by this Agreement, other than any tax based on RTC's net income.

15. **Other General Provisions.**

A. **Binding Agreement**. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors, assigns, transferees, heirs, representatives and estates.

B. **Counterparts**. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

C. **Interpretation**. In the event any provision of this Agreement requires interpretation, it is agreed by the parties hereto, that the person interpreting or construing this Agreement shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who, by itself or through an agent, prepared the document.

D. **Facsimile Signatures**. It is expressly agreed that the parties hereto may execute this Agreement via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

E. **Entire Agreement**. This Agreement, and any other documents delivered concurrently herewith or pursuant hereto, constitutes the sole and entire agreement by and between the parties hereto regarding the subject matter referred to herein. This Agreement may not be changed or modified except by a writing duly executed by both parties hereto.

F. **Severability**. Should any part of this Agreement be held invalid or unenforceable, that portion shall be construed consistent with applicable law and the remaining portions shall remain in full force and effect.

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G. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

H. Legal Action Fees. If any action or other proceeding, in law or in equity, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover its or their reasonable attorney's fees and other costs incurred as a result thereof in addition to any other relief to which it or they may be entitled.

In Witness Whereof, the parties have executed this Agreement as of the date set forth below their respective names.

Accepted and Agreed To (Client):

Client: **Insitu Biologics**

By: **Jim Segermark**

Signature: James Segermark

Date: 03/19/2018

Accepted and Agreed To (Consultant):

Consultant: **RTC Marketing**

By: **Travis Osterhaus**

Signature: Travis Osterhaus

Date: 03/19/2018

HELLOSIGN

Audit Trail

TITLE	InSitu Biologics Regulation A+ Agreement
FILE NAME	InSitu Biologics ... A+ Agreement.pdf
DOCUMENT ID	15befd1dd7c5be86ed0f1bf929059850171d2e56
STATUS	Completed

Document History

SENT	**03/20/2018** 01:57:18 UTC	Sent for signature to Travis Osterhaus (osterhaustravis@gmail.com) and Jim Segermark (jim@insitubiologics.com) from osterhaustravis@gmail.com IP: 108.228.236.204
VIEWED	**03/20/2018** 02:51:09 UTC	Viewed by Jim Segermark (jim@insitubiologics.com) IP: 71.215.201.128
SIGNED	**03/20/2018** 03:00:26 UTC	Signed by Jim Segermark (jim@insitubiologics.com) IP: 73.156.245.11
VIEWED	**03/20/2018** 03:16:47 UTC	Viewed by Travis Osterhaus (osterhaustravis@gmail.com) IP: 108.228.236.204
SIGNED	**03/20/2018** 03:17:20 UTC	Signed by Travis Osterhaus (osterhaustravis@gmail.com) IP: 108.228.236.204
COMPLETED	**03/20/2018** 03:17:20 UTC	The document has been completed.